EXHIBIT 99.1

For further information, contact Jack B. Lay Senior Executive Vice President and Chief Financial Officer (636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS;
PROVIDES GUIDANCE FOR FULL-YEAR 2009
     ST. LOUIS, January 26, 2009 – Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported net income for the fourth quarter of $9.4 million, or $0.14 per diluted share, compared to $63.6 million, or $0.99 per diluted share, in the prior-year quarter. RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. The definition of operating income and reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations site at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section. Operating income increased to $100.0 million, or $1.45 per diluted share, from $91.2 million, or $1.42 per diluted share in the year-ago quarter, attributable to improved Canadian and international operations. The quarter’s earnings per share included dilution of $0.14 from the company’s 10,235,000-share common stock offering in early November. Weaker foreign currencies also negatively affected the 2008 results by approximately $0.16 per share. Fourth-quarter net premiums rose 3 percent, to $1,389.1 million, from $1,348.0 million a year ago. Excluding the impact of foreign currency translation, premiums increased approximately 11 percent for the quarter. Net investment income totaled $196.6 million versus $226.8 million the year before.
     Net income for the 2008 quarter included approximately $16.1 million, pre-tax, in investment impairments. Additionally, net income included unrealized losses of $74.5 million, after taxes and adjustments to deferred acquisition costs (DAC), due to the decline in the fair value of embedded derivatives associated with treaties structured on a modified coinsurance and
- more -

Add One
funds withheld basis. This non-cash, unrealized loss is due to widening credit spreads on the investment portfolios underlying certain funds withheld annuity reinsurance treaties.
     For the full year, net income totaled $176.8 million or $2.71 per diluted share, compared to $293.8 million, or $4.57 per diluted share, for 2007. Operating income increased to $399.2 million, or $6.12 per diluted share, compared to $353.5 million, or $5.50 per diluted share, in the prior-year period, an 11-percent increase on a per-share basis and within the guidance range established by the company in January 2008. Consolidated net premiums were up 9 percent, to $5,349.3 million from $4,909.0 million.
     A. Greig Woodring, president and chief executive officer, commented, “Overall, we are pleased with the quarter and full-year results given the turmoil in worldwide financial markets, the relative dilution in earnings per share until we can deploy proceeds from our recent stock offering, and the impact of the relative depreciation in several major foreign currencies, notably the Canadian dollar, Australian dollar and British pound sterling. Although the financial markets’ turmoil continues to put pressure on investment values, our write-downs for the quarter were relatively modest at $16.1 million. Gross unrealized losses on investment securities increased to $1,416.4 million from $960.6 million at September 30, primarily due to credit spread widening. Although the environment is volatile, we believe our portfolio remains appropriately positioned. We have posted to our Web site a Quarterly Financial Supplement that includes information on our investments, including exposures to subprime, Alt-A, and other structured securities. Our investment profile is largely unchanged, with 97 percent of our fixed maturity securities held in the investment grade categories. Additionally, we have further enhanced our already strong liquidity position, which is prudent in the current environment.”
     Woodring continued, “Our operating results were mixed, somewhat weak in the U.S., but much stronger in Canada and internationally. The U.S. reported a pre-tax loss of $47.1 million for the quarter versus pre-tax income of $82.4 million the year before. The current-quarter results include approximately $114.5 million, pre-tax and after DAC, in unrealized losses associated with embedded derivatives for treaties structured under a modified coinsurance and funds withheld basis. Pre-tax operating income totaled $77.5 million compared to $110.7 million the year before, a reflection of approximately $24.0 million in adverse mortality experience and weak results in our asset intensive business. The level of mortality variance, driven primarily by an increase in large claims, also had a negative effect on the U.S. segment for
- more -

Add Two
the entire year as well as the fourth quarter. We experienced a favorable mortality variance in last year’s fourth quarter. The negative mortality variance for the year comes after two very stable years. We have not identified any systemic issue and attribute this variance to the statistical volatility that can present itself in any reporting period. Net premiums were up 11 percent to $875.9 million from $791.4 million in the prior-year quarter. For the year, net premiums increased 8 percent, the midpoint of our guidance range of 7 to 9 percent.
     “The U.S. Asset Intensive business reported a pre-tax loss of $120.6 million compared to a pre-tax loss of $17.4 million last year. The impact of wider credit spreads on the fair value of the B36 embedded derivatives associated with treaties structured on a modified coinsurance and funds withheld basis continues to drive the negative impact. Over time, we expect these losses to reverse. As expected in the current environment, net income was also adversely affected by losses associated with variable annuity business. To date, those losses have been largely offset by DAC adjustments. On an operating basis, this business reported a pre-tax loss of $2.8 million compared to pre-tax income of $7.4 million a year ago. The current-period loss was primarily driven by realized investment losses of $13.8 million, pre-tax and before DAC, in the funds withheld portfolios. Due to the structure of those treaties, the realized losses are included in operating income.
     “Our Canada operations reported another strong quarter on favorable mortality experience, with pre-tax net income of $22.1 million compared to $19.5 million a year ago. Pre-tax operating income totaled $23.3 million versus $19.5 million a year ago, representing a 19-percent increase. Foreign currency fluctuations negatively affected pre-tax operating income by approximately $6.2 million in the current quarter. Net premiums decreased 10 percent on a U.S. dollar basis to $126.8 million from $141.4 million in the prior year. On a Canadian dollar basis, premiums increased approximately 11 percent for the quarter. For the year, premiums were up 10 percent on a U.S. dollar basis, in line with our guidance.
     “Asia Pacific reported a strong quarter with pre-tax net income of $24.5 million compared with $16.9 million in the year-ago quarter. Pre-tax operating income totaled $22.3 million compared with $17.5 million a year ago attributable to favorable mortality in several of our key markets. Foreign currency fluctuations negatively affected pre-tax operating income in the quarter by approximately $2.0 million. Net premiums totaled $227.7 million compared to $238.3 million. The current-period figure was negatively affected by approximately
- more -

Add Three
$39.0 million due to foreign currency fluctuations. For the year, net premiums exceeded $1.0 billion, a noteworthy accomplishment.
     “Europe and South Africa results were strong. Pre-tax net income increased to $21.8 million from $2.8 million a year ago when we experienced high claim levels in the U.K. Pre-tax operating income climbed to $26.4 million versus $3.3 million last year, with solid mortality results across all locations. The British pound sterling and the South African rand weakened considerably during the quarter and adversely affected pre-tax operating income by approximately $7.8 million. Net premiums declined to $156.9 million from $175.2 million due to weaker foreign currencies that had a negative effect of approximately $43.2 million. Premiums for the year were up 4 percent on a U.S. dollar basis and approximately 11 percent on an original currency basis.”
     Woodring observed, “Although the earnings dilution from the stock offering and the unrealized foreign currency fluctuations made comparisons difficult with the year-earlier fourth quarter, our operations overall remain robust and have consistently provided increases in retained capital and positive cash flow. We continue to be in a position to hold our investment securities until recovery, provided we are comfortable with the credit. Our operations do not rely on short-term funding or commercial paper, and therefore, to date, we have experienced no liquidity pressure, nor do we anticipate such pressure in the foreseeable future.
     “Despite the volatile conditions, we believe we are well-positioned and our common equity offering in the fourth quarter further enhances our strength and flexibility. We continue to evaluate a significant number of new business opportunities, but have not yet deployed a meaningful amount of that new capital. We expect the activity on these opportunities to increase during the first half of 2009 and will deploy our capital in a disciplined fashion, taking advantage of opportunities that meet our return requirements.
     “Excluding the impact of dilution from our common equity offering, operating income per share for the year increased 14 percent. We remain optimistic about our business and market opportunities over the next several years; however, we will be challenged on a number of fronts in 2009. In particular, the volatile financial markets, the potential for weaker foreign currencies in several key markets, and the uncertainty associated with the rate of deployment of the proceeds from our recent equity offering make it more difficult to project 2009 earnings. With that in mind, we project 2009 operating income per share to be within a range of $5.75 to $6.25 per
- more -

Add Four
diluted share. This guidance reflects a negative impact from foreign currency of approximately $0.35 per share and approximately $0.50 per share in dilution from our recent common stock offering. Our guidance also assumes an expected level of death claims, which are prone to normal short-term statistical fluctuations that can significantly affect our results on a quarterly and annual basis.
     “On a U.S. dollar basis, we expect consolidated net premiums to increase by approximately 10 percent. As with operating earnings, we expect reported premiums for non-U.S. operations will be negatively affected by weaker foreign currencies. At the segment level, we expect a 6 to 8 percent increase in the U.S., and 11 to 13 percent in Canada on a Canadian dollar basis. For Asia Pacific, we expect a 10 to 15 percent increase on an original currency basis and for Europe and South Africa, we expect a 15 to 20 percent increase on an original currency basis. We continue to expect significant growth opportunities in select Asian markets, and will continue our inroads into European markets.”
     The company announced that its board of directors declared a regular quarterly dividend of $0.09, payable February 26 to shareholders of record as of February 5.
     The company also announced that its board of directors elected Arnoud W.A. Boot, professor of corporate finance and financial markets at the University of Amsterdam, and John F. Danahy, retired chairman and chief operating officer of May Merchandising Company and May Department Stores International, as directors to fill two vacancies created on September 12, 2008 by the resignations of three former directors affiliated with MetLife, Inc., RGA’s former majority shareholder.
     A conference call to discuss the company’s fourth-quarter results will begin at 9 a.m. Eastern Time on Tuesday, January 27. Interested parties may access the call by dialing 877-852-6543 (domestic) or 719-325-4760 (international). The access code is 3486951. A live audio webcast of the conference call will be available on the company’s investor relations Web page at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through February 3 at 888-203-1112 (domestic) or 719-457-0820, access code 3486951.
- more -

Add Five
     Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.1 trillion of life reinsurance in force, and assets of $21.7 billion.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
     Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment
- more -

Add Six
securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) regulatory action that may be taken by state Departments of Insurance with respect to us, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2007 Form 10-K and our Form 10-Q for the period ending September 30, 2008.
- tables attached -

Add Seven
Operating Income
RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income From Continuing Operations
to Operating Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
GAAP net income-continuing operations	$15,170	$71,501	$187,815	$308,273
Reconciliation to operating income:
Capital (gains)losses, derivatives and other, net included in investment related losses, net	(95,289)	3,276	(28,491)	18,952
Embedded Derivatives:
Included in investment related losses, net	254,667	59,788	451,932	98,065
Included in interest credited	31,782	—	39,171	—
Included in policy acquisition costs and other insurance expenses	(3,703)	—	(4,630)	—
DAC offset, net	(102,661)	(43,348)	(246,644)	(71,779)

Operating income	$99,966	$91,217	$399,153	$353,511
- more -

Add Eight
Reconciliation of Consolidated Pre-tax Net Income From Continuing
Operations to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
Income from continuing operations before income taxes	$20,194	$110,245	$280,392	$474,918
Reconciliation to pre-tax operating income:
Capital (gains)losses, derivatives and other, net included in investment related losses, net	(146,818)	5,067	(44,193)	28,654
Embedded Derivatives:
Included in investment related losses, net	391,796	91,982	695,280	150,869
Included in interest credited	48,896	—	60,263	—
Included in policy acquisition costs and other insurance expenses	(5,697)	—	(7,123)	—
DAC offset, net	(157,941)	(66,689)	(379,453)	(110,428)

Pre-tax operating income	$150,430	$140,605	$605,166	$544,013
- more -

Add Nine
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Three Months Ended December 31, 2008
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Pre-tax
	net	derivatives		embedded	operating
	income	and other,		derivatives,	income
(Unaudited)	(loss)	net		net	(loss)
U.S. Operations:
Traditional	$69,971	$6,694		$—	$76,665
Asset Intensive	(120,595)	(13,916	)(1)	131,694 (2)	(2,817)
Financial Reinsurance	3,550	110		—	3,660

Total U.S.	(47,074)	(7,112)		131,694	77,508
Canada Operations	22,084	1,244		—	23,328
Europe & South Africa	21,811	4,598		—	26,409
Asia Pacific Operations	24,465	(2,156)		—	22,309
Corporate and Other	(1,092)	1,968		—	876

Consolidated	$20,194	$(1,458)		$131,694	$150,430

(1)	Asset Intensive is net of $145,360 DAC offset.

(2)	Asset Intensive is net of $(303,301) DAC offset.

	Three Months Ended December 31, 2007
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Pre-tax
	net	derivatives		embedded	operating
	income	and other,		derivatives,	income
(Unaudited)	(loss)	net		net	(loss)
U.S. Operations:
Traditional	$97,227	$3,478		$—	$100,705
Asset Intensive	(17,424)	(5,332	)(1)	30,202 (2)	7,446
Financial Reinsurance	2,581	(2)		—	2,579

Total U.S.	82,384	(1,856)		30,202	110,730
Canada Operations	19,509	2		—	19,511
Europe & South Africa	2,808	466		—	3,274
Asia Pacific Operations	16,909	592		—	17,501
Corporate & Other	(11,365)	954		—	(10,411)

Consolidated	$110,245	$158		$30,202	$140,605

(1)	Asset Intensive is net of $(4,909) DAC offset.

(2)	Asset Intensive is net of $(61,780) DAC offset.
- more -

Add Ten
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income From Continuing Operations
to Pre-tax Operating Income
(Dollars in thousands)

	Twelve Months Ended December 31, 2008
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of	Pre-tax
	net	derivatives		embedded	operating
	income	and other,		derivatives,	income
(Unaudited)	(loss)	net		net	(loss)
U.S. Operations:
Traditional	$230,993	$71,904		$—	$302,897
Asset Intensive	(176,746)	(9,583	)(1)	206,668 (2)	20,339
Financial Reinsurance	11,841	249		—	12,090

Total U.S.	66,088	62,570		206,668	335,326
Canada Operations	102,266	4,971		—	107,237
Europe & South Africa	65,686	8,687		—	74,373
Asia Pacific Operations	85,509	2,661		—	88,170
Corporate and Other	(39,157)	39,217		—	60

Consolidated	$280,392	$118,106		$206,668	$605,166

(1)	Asset Intensive is net of $162,299 DAC offset.

(2)	Asset Intensive is net of $(541,752) DAC offset.

	Twelve Months Ended December 31, 2007
		Capital
		(gains)		Change in
	Pre-tax	losses,		value of		Pre-tax
	net	derivatives		embedded		operating
	income	and other,		derivatives,		income
(Unaudited)	(loss)	net		net		(loss)
U.S. Operations:
Traditional	$337,624	$13,770		$—		$351,394
Asset Intensive	(22,329)	(758	)(1)	46,488	(2)	23,401
Financial Reinsurance	12,633	7		—		12,640

Total U.S.	327,928	13,019		46,488		387,435
Canada Operations	81,543	(6,646)		—		74,897
Europe & South Africa	47,467	2,183		—		49,650
Asia Pacific Operations	60,090	1,529		—		61,619
Corporate & Other	(42,110)	12,522		—		(29,588)

Consolidated	$474,918	$22,607		$46,488		$544,013

(1)	Asset Intensive is net of $(6,047) DAC offset.

(2)	Asset Intensive is net of $(104,381) DAC offset.
- more -

Add Eleven
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
Earnings per share from continuing operations:
Basic earnings per share	$0.22	$1.15	$2.94	$4.98
Diluted earnings per share	$0.22	$1.11	$2.88	$4.80

Diluted earnings per share from operating income	$1.45	$1.42	$6.12	$5.50

Earnings per share from net income:
Basic earnings per share	$0.14	$1.03	$2.77	$4.75
Diluted earnings per share	$0.14	$0.99	$2.71	$4.57

Weighted average number of common and common equivalent shares outstanding	69,176	64,270	65,271	64,231

	At or For the
	Twelve Months Ended
	December 31,
(Unaudited)	2008	2007
Treasury shares	741	1,097
Common shares outstanding	72,622	62,031
Book value per share outstanding	$36.03	$51.42
Book value per share outstanding, before impact of AOCI*	$43.58	$42.93

*	Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.
- more -

Add Twelve
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited)	2008	2007	2008	2007
Revenues:
Net premiums	$1,389,091	$1,348,023	$5,349,301	$4,909,026
Investment income, net of related expenses	196,634	226,801	871,276	907,904
Investment related losses, net	(243,559)	(96,739)	(647,205)	(178,716)
Other revenues	25,869	18,510	107,831	80,147

Total revenues	1,368,035	1,496,595	5,681,203	5,718,361

Benefits and expenses:
Claims and other policy benefits	1,150,645	1,093,984	4,461,932	3,983,996
Interest credited	86,989	40,873	233,179	246,066
Policy acquisition costs and other insurance expenses	27,529	147,754	357,899	647,832
Other operating expenses	53,694	67,287	242,917	236,612
Interest expense	21,552	23,361	76,161	76,906
Collateral finance facility expense	7,432	13,091	28,723	52,031

Total benefits and expenses	1,347,841	1,386,350	5,400,811	5,243,443

Income from continuing operations before income taxes	20,194	110,245	280,392	474,918

Provision for income taxes	5,024	38,744	92,577	166,645

Income from continuing operations	15,170	71,501	187,815	308,273

Discontinued operations:
Loss from discontinued accident and health operations, net of income taxes	(5,809)	(7,915)	(11,019)	(14,439)

Net income	$9,361	$63,586	$176,796	$293,834

# # #